For more information,
contact:	Judi Vitale
CFO
judiv@firstwave.net
770-431-1206

Firstwave Reports Second Quarter Results for 2004

Significant Revenue Improvement over First Quarter

ATLANTA, GA (July 27, 2004) – Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading provider of industry-focused CRM solutions, announced today its financial results for the second quarter of 2004. Firstwave reported growth in all revenue categories as compared to the first quarter of 2004. The Company’s net loss for the second quarter of 2004 was $200,000 compared to a net loss of $1,187,000 for the first quarter of 2004. The basic net loss per share was $0.07 for the second quarter of 2004 compared with a basic net loss of $0.44 per share for the first quarter of 2004.

Software license revenues for the second quarter of 2004 increased 172% to $927,000 from $341,000 in the first quarter of 2004. Services revenues for the second quarter of 2004 increased to $711,000 from $622,000 in the first quarter of 2004, representing a 14% increase. The Company’s maintenance revenues for the second quarter of 2004 increased 5% to $698,000 as compared to $664,000 for the first quarter of 2004. Total revenues for the second quarter of 2004 were $2.37 million, representing a 43% increase as compared with $1.66 million for the first quarter of 2004. The Company had a cash balance of $1.86 million as of June 30, 2004 as compared with $1.71 million as of March 31, 2004, which includes the investment of $700,000 from the Series D preferred stock offering.

The Company’s net loss for the second quarter of 2004 was $200,000 compared to net income of $95,000 for the second quarter of 2003. Software license revenues for the second quarter of 2004 increased 20% to $927,000 compared to $772,000 for the second quarter of 2003. Due to the successful implementation in 2003 of a major project that had been the majority of the comparable period services, services revenues decreased 53% to $711,000 for the second quarter of 2004 compared to $1,517,000 in the second quarter of 2003. The Company’s maintenance revenues for the second quarter of 2004 remained essentially consistent at $698,000 as compared to $690,000 for the second quarter of 2003. Total revenues for the second quarter of 2004 were $2.37 million, compared with $2.99 million for the second quarter of 2003, representing a 21% decrease which results from the increase in software revenue offset by the decrease in services revenue. The basic net loss per share was $0.07 for the second quarter of 2004 compared with basic net income of $0.04 per share for the second quarter of 2003.

The Company’s recent success in the Sports Industry is reflected in its quarterly increase in software licenses. A large percentage of this quarter’s license revenue came from Sports customers as compared to no license revenues from Sports in the second quarter of the prior year.

The decrease in services revenue as compared to last year is a continuation of the reduction in revenue from the successful implementation of a significant services project in 2003 with a leading global services company.

“We are pleased with the progress we achieved in the second quarter and the momentum we are experiencing in the Sports Industry,” said Richard T. Brock, Firstwave chairman and CEO. “The strategies we have implemented in an effort to return us to profitability are beginning to pay off and are reflected in our current results. Our management team will continue to work toward improving our results while working to solidify our leadership role in our chosen markets.”

Firstwave’s strategy of aggressively pursuing the Sports industry continued in the second quarter, with the securing of additional clients including the Arena Football League, iSe Hospitality-AG and an expansion with the Rugby Football Union.

“Our Sports client base grew in the second quarter with new customers in the sports hospitality and league markets,” said David R. Simmons, Firstwave president and COO. “We believe this type of continued expansion provides us with a stronger platform to recruit new customers and initiate new projects with existing customers.”

Firstwave will hold its second quarter earnings conference call today, July 27, at 4:45 P.M. EDT. To participate in the call from the United States and Canada, please dial 866-258-9920 approximately five minutes prior to the start time. To participate in the call from outside the United States and Canada, please dial 703-639-1216 five minutes prior to the start time. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and can be accessed by dialing 888-266-2081 from inside the United States and Canada and 703-925-2533 from outside the United States and Canada and entering the Conference passcode 515243.

The call also will be simultaneously broadcast live over the Internet, where it can be accessed at http://viavid.net/dce.aspx?sid=00001D13 or www.firstwave.net beginning at 4:30 P.M. EDT. The online archive of the broadcast, along with any financial and other statistical information contained in the presentation, will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for the Sports and High Tech industries. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company’s web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, future, growth, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions, lower volume of ticket sales than anticipated and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company’s ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and under the caption “Risk Factors” and elsewhere in the Company’s Registration Statement on Form S-3 (as declared effective on July 25, 2003), both filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2004 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

Consolidated Statement of Operations	Quarter Ended June 30, (unaudited)		Year to Date June 30, (unaudited)
	2003	2004	2003	2004
Revenues	$2,990	$2,365	$7,271	$4,026
Operating income/(loss)	141	(138)	910	(1,269)
Income/(loss) before income taxes	150	(142)	930	(1,274)
Income/(loss) after taxes	$150	$(142)	$929	$(1,274)
Dividends on preferred stock	(55)	(58)	(110)	(113)
Net income/(loss) applicable to
common shareholders	$95	$(200)	$819	$(1,387)
Basic:
Earnings/(loss) per share	$0.04	$(0.07)	$0.33	$(0.52)
Weighted average shares	2,632	2,682	2,505	2,676
Diluted:
Earnings/(loss) per share	$0.04	$(0.07)	$0.28	$(0.52)
Weighted average shares	3,460	2,682	3,354	2,676

Consolidated Balance Sheet	Dec 31, 2003	June 30, 2004
		(unaudited)
Cash	$2,704	$1,861
AR and other current assets	2,221	2,561

Total current assets	$4,925	$4,422
Long term assets	6,882	6,125

Total assets	$11,807	$10,547

Current liabilities	$3,438	$2,889
Shareholders’ equity	8,369	7,658

Total liabilities and shareholders’ equity	$11,807	$10,547